ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATIO
                                       OF
                    NETWORK REAL ESTATE OF CALIFORNIA, INC.

     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Network Real Estate of California, Inc.

     SECOND: The Corporation has received cash or other consideration in connection with the issuance of outstanding shares.

     THIRD: The following amendment to the Articles of Incorporation was adopted by the shareholders of this Corporation on the 1st day of October, 1990, in the manner prescribed by the Colorado Corporation Code. Resolutions setting forth the proposed following amendment, directing such amendment be submitted to the shareholders was duly called and held, upon notice duly given, and a quorum of shareholders was present at such meeting. The number of shares voted for the amendment was sufficient for approval.

     FOURTH: Subsection (a) of Article FOURTH of the Articles of Incorporation of this Corporation is amended in its entirety to read as follows:

         (a) Until the close of business on February 25, 1991 (the "Effective Date"), the total number of shares which the Corporation shall have authority to issue is Nine Hundred Million (900,000,000) Common Shares, no par value (hereinafter referred to as "Common Shares"). At the close of business on the Effective Date, the number of authorized Common Shares of the Corporation will be decreased from 900,000,000 to 15,000,000 Common Shares, no par value per share, and the total number of shares which the Corporation shall then have the authority to issue will be Fifteen Million (15,000,000) Common Shares, no par value per share. Each one hundred fifty
     (150) Common Shares, no par value, issued and outstanding at the close of business on the Effective Date will be changed, reclassified and decreased to one (1) Common Share, no par value. No fractional Common Shares shall be issued and any shareholder who would otherwise receive a fractional share will be entitled to receive one whole Common Share in lieu of a fractional Common Share.



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         FIFTH: These Articles of Amendment do not effect a change in the amount of stated capital of this Corporation.


                                         NETWORK REAL ESTATE OF CALIFORNIA, INC.

                                         /s/ E.R. Gershon
                                         ---------------------------------------
                                         Its President



                                         /s/ Illegible
                                         ---------------------------------------
                                         Its Secretary

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     Subscribed and sworn to before me this 15th day of February 1991.

My commission expires March 18, 1994

                                         /s/ Karen H. Palmer
                                         ---------------------------------------
                                         Notary Public